EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO MARCH CASH DISTRIBUTION

AND ANTICIPATED INCREASE IN DEVELOPMENT BUDGET

Fort Worth, Texas, March 19, 2018 – Simmons Bank, as Trustee of the Hugoton Royalty Trust (NYSE: HGT) (the “Trust”), today declared there would not be a cash distribution to the holders of its units of beneficial interest for March 2018. XTO Energy has advised the Trustee and previously disclosed in Form 10-K that total 2018 budgeted development costs for the underlying properties are between $30 million and $35 million, primarily due to the projected drilling of four horizontal wells in Major Co., Oklahoma during the second half of 2018. Increased development costs will be deducted beginning with the April 2018 distribution. XTO Energy has advised the Trustee that the monthly budgeted development costs to be deducted will increase from $280,000 to approximately $2,200,000. Changes in oil or natural gas prices could impact future development plans on the underlying properties.

In light of the increase in development costs, as well as the claimed reductions XTO Energy has advised the Trustee it anticipates making with respect to the Chieftain settlement described below, the Trustee has made the decision to hold in reserve $414,000 that would have been distributed for March. The Trust has ongoing administration costs, including printing, mailing, audit and legal fees, trustee and transfer agent fees, filing fees and other similar expenses that must be paid even during months when no distribution is made to the Trust. At this time, it is unknown if and when those ongoing costs will be able to be covered by the monthly distribution of net profits from the underlying properties to the Trust.

The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in January.

	Underlying Gas Sales		Average Gas
	Volumes (Mcf) (a)
	Total	Daily	Price per Mcf
Current Month	1,133,000	37,000	$2.77

Prior Month	1,067,000	34,000	$3.24

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has deducted budgeted development costs of $280,000, production expense of $1,442,000 and overhead of $929,000 in determining the royalty payment to the Trust for the current month.

Litigation Proceedings – Chieftain

As previously disclosed, XTO Energy has advised the Trustee that it has reached a tentative settlement with the plaintiffs in the Chieftain class action royalty case, and believes that the portion of the settlement that relates to the Trust is as much as $20 million. XTO Energy has advised the Trustee that the settlement requires final approval by a judge, which is expected to occur in late first quarter of 2018. The Trustee has asked for additional information regarding the allocation of the settlement amount and has asked to be advised by XTO as the matter progresses. Once additional information is made available, the Trustee intends to review any claimed reductions in payment to the Trust based on the facts and circumstances of the settlement. The Trustee has previously stated that to the extent any such claimed reductions are similar to claimed reductions from XTO Energy’s settlement in the Fankhouser v. XTO Energy, Inc. class action lawsuit that an arbitration tribunal ruled were not permitted to be borne by the Trust, the Trustee would likely object to such claimed reductions. After a review of the claimed reductions in payments to the Trust relating to the settlement and a determination whether the Trustee will object to any such reductions, a determination will be made as to what amount of reserve will be maintained for anticipated future Trust expenses.

Excess Costs

XTO Energy has advised the Trustee that lower gas prices caused costs to exceed revenues by $15,000 on properties underlying the Kansas net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Kansas net profits interests totaled $966,000, including accrued interest of $122,000.

XTO Energy has advised the Trustee that decreased costs in the current month resulted in the partial recovery of excess costs of $28,000 on properties underlying the Wyoming net profits interests. However, after the partial recovery there were no remaining proceeds from properties underlying the Wyoming net profits interests to be included for the current month. Underlying cumulative excess costs remaining on the Wyoming net profits interests totaled $33,000, including accrued interest of $207.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017.

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Contact:	Lee Ann Anderson Senior Vice President Simmons Bank, Trustee 855-588-7839